Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

OvaScience Reports First Quarter 2016 Financial Results

— AUGMENT treatment gains traction in growing fertility market and Company expands access internationally —

— New research supports AUGMENT and pipeline treatments—

WALTHAM, Mass., May 5, 2016 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today reported its first quarter 2016 financial results and highlighted recent accomplishments.

“OvaScience is currently focused on building our operational platform to support the expansion of the AUGMENT treatment. We are focusing our AUGMENT commercial efforts to target Canada and Japan as our initial, primary commercial markets,” said Michelle Dipp, M.D., Ph.D., Executive Chair and Chief Executive Officer of OvaScience. “We remain committed to building a pipeline of promising fertility treatments and continue to make progress in developing our OvaPrime and OvaTure programs. Over the coming months, we look forward to presenting validating data on our science at upcoming medical meetings and industry conferences. In addition, by year-end, we expect to update you on our path forward for OvaPrime.”

First Quarter and Recent Highlights

AUGMENT Treatment: The AUGMENTSM treatment is designed to improve egg health by using mitochondria from a woman’s own egg precursor (EggPCSM) cells during in vitro fertilization (IVF). Improved egg health is essential for fertilization and embryo development.

•                  Implementing deep and narrow commercial expansion

The Company is growing its business in Canada. Clinics with which OvaScience has existing relationships are continuing to offer the AUGMENT treatment. Further, OvaScience recently entered into agreements under which two new Canadian clinics, CReATe Fertility Centre and NewLife Fertility Centre, will offer the AUGMENT treatment.

In addition, enrollment of the non-commercial preceptorship training program at IVF Japan is complete. The Company continues to make progress toward commercialization in Japan.

•                  Advancing egg allocation study with the IVI Group

OvaScience is currently working with the IVI Group in Valencia, Spain, the largest IVF clinic network in the world. Enrollment of patients in an adaptive, controlled, double-blind, prospective and randomized egg allocation study to evaluate the success rates of the AUGMENT treatment compared to standard IVF is ongoing. The Company expects to announce data from the study in the second half of 2017.

•                  Scientific data further validating the AUGMENT treatment approach published in Scientific Reports

In March 2016, data from a proof-of-concept study using a large animal model was published in a peer-reviewed article in Scientific Reports, a Nature journal. Results further validate the AUGMENT treatment’s mechanism of action and support the current body of evidence on the potential role of EggPC cell mitochondria to improve female fertility and rescue poor quality eggs.

•                  Additional healthy babies born with the AUGMENT treatment

The Company is continuing to see success with the AUGMENT treatment. To date, 30 babies have been born using AUGMENT. The first baby born with the AUGMENT treatment recently celebrated his first birthday.

OvaPrimeSM Treatment: The OvaPrime treatment is a potential fertility treatment that could enable a woman who makes too few or no eggs to increase her egg reserve. Poor egg reserve affects approximately 25% of those seeking fertility treatment. The OvaPrime treatment is designed to transfer a woman’s EggPC cells to her own ovary, where they may mature into fertilizable eggs during a standard IVF process. In preclinical studies, OvaPrime was shown to result in a mature, fertilizable egg.

•                  Advanced OvaPrime clinical study

OvaScience advanced its study of the OvaPrime treatment outside the U.S. The study is designed to evaluate safety, changes in a patient’s hormone levels and follicular development as measured by ultrasound. The Company plans to provide an update on the path forward for OvaPrime by year-end.

OvaTureSM Treatment: The OvaTure treatment is a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections by maturing EggPC cells into eggs outside the body. It may be an option for women with compromised eggs, who are unable to make eggs or may be unwilling or unable to undergo hormone hyperstimulation.

•                  Continued to advance process for the OvaTure treatment

OvaScience continues to advance the OvaTure treatment and made progress in maturing and characterizing EggPC-derived eggs.

Upcoming Presentations:

•                  Ovarian Club VII, May 21-22, in Hong Kong, China

•                  Abstract title: “Structural integrity and bioenergetics activity of human ovarian egg precursor cell (EggPC)-derived mitochondria are maintained by a novel cryopreservation approach.”

•                  European Society of Human Reproduction and Embryology (ESHRE), July 3-6, in Helsinki, Finland

•                  Abstract title: “Preclinical data support the safety of egg precursor cell (EggPC) repositioning using a method designed to address poor response to controlled ovarian stimulation.”

•                  Society for the Study of Reproduction (SSR), July 15-16, in San Diego, CA

•                  Abstract title: “Characterization of human oocytes using immunohistochemistry and polymerase chain reaction.”

•                  Abstract title: “Isolation and Characterization of a Human Monoclonal Antibody Against DEAD Box Protein 4 For Use in Isolating Human Egg Precursor Cells From Ovarian Tissue.”

Upcoming Milestones

The Company is focused on execution in 2016 and expects to achieve the following milestones by the end of the year:

•                  Continue commercial expansion of AUGMENT in key regions;

•                  Progress enrollment in the egg allocation study with the IVI Group;

•                  Prepare for commercialization of AUGMENT in Japan; and

•                  Determine the path forward for OvaPrime by year-end.

First Quarter Financial Results

•                  Revenue for the quarter ended March 31, 2016 was $146,000 as compared to $15,000 for the same period in 2015. The revenue recognized in the first quarter of 2016 relates to 24 AUGMENT cycles, including treatments offered under various pricing programs. These pricing programs are designed to broaden the customer base knowledge and hands-on experience with the AUGMENT treatment. In 2015, the Company recognized revenue from 22 AUGMENT cycles for the full fiscal year.

•                  Net loss for the quarter ended March 31, 2016 was $21.8 million, or ($0.80) per share, as compared to net loss of $17.2 million, or ($0.65) per share, for the same period in 2015. Net loss for the quarter ended March 31, 2016 included non-cash stock-based compensation expense of $3.6 million. The increase in net loss was primarily attributable to planned higher personnel costs, and costs associated with the commercial expansion of the AUGMENT treatment in certain international IVF clinics.

•                  Research and development expense for the quarter ended March 31, 2016 was $6.0 million, compared to $5.7 million for the same period in 2015. This increase was primarily driven by a $1.1 million increase in employee compensation and related benefits driven by the hiring of additional research and development personnel; a $0.6 million increase in lab supplies and patient-related costs associated with our ongoing clinical study being conducted at IVI Valencia and a $0.5 million increase in facilities, consulting and other costs, which was partially offset by a $2.0 million decrease in stock-based compensation expense related to certain mark-to-market adjustments of founders’ stock, which was fully expensed and vested in the first quarter of 2015 that did not recur.

•                  Selling, general and administrative expense for the quarter ended March 31, 2016, was $14.5 million, as compared to $11.0 million for the same period in 2015. This increase was primarily a result of a $2.2 million increase in employee compensation and related benefits driven by the hiring of additional selling, general and administrative personnel; a $1.6 million increase to support our international growth and a $0.6 million increase in facilities and other costs, which was partially offset by a $1.0 million decrease in stock-based compensation expense related to certain mark-to-market adjustments of Founders’ stock, which was fully expensed and vested in the first quarter of 2015 that did not recur.

As of March 31, 2016, OvaScience had cash, cash equivalents, and short-term investments of $110.1 million.

Conference Call

OvaScience will host a conference call at 4:30 p.m. EDT today, Thursday, May 5, 2016, to discuss these financial results and provide an update on the Company. The conference call can be accessed by dialing (888) 424-8151 (U.S.) or (847) 585-4422 (International) five minutes prior to the start of the call and providing the passcode 6908190. Additionally, the live, listen-only webcast of the conference call can be accessed by visiting the Investors section of the Company’s website at www.ovascience.com. A replay of the conference call will be available from 7:00 p.m. EDT on Thursday, May 5, 2016, through 11:59 p.m. EDT on Thursday, May 12, 2016, and may be accessed by visiting OvaScience’s website or by dialing (888) 843-7419 (U.S.) and (630) 652-3042 (international). The replay access code is 6908190.

About OvaScience

OvaScience, Inc. (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions. OvaScience has commenced a non-commercial preceptorship training program with the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and is developing the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. OvaScience treatments are not available in the U.S. For more information, please visit www.ovascience.com  and www.augmenttreatment.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment, OvaPrime treatment and OvaTure treatment, including statements relating to the Company’s plans to announce data and study results, plans for growth, progress towards commercialization in Japan, study goals, plans to decide whether to progress the OvaPrime program, based on data, by the end of 2016 and 2016 milestones, including commercial expansion, enrollment in the egg allocation study with the IVI Group, preparation for commercialization in Japan and determining the Company’s path forward for OvaPrime, based on preliminary data. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to:  the possibility that international IVF clinics that OvaScience works with may determine not to provide or continue providing or studying the AUGMENT treatment or OvaPrime treatment, or to delay providing such treatments, based on clinical efficacy, safety or commercial, logistic, regulatory, enrollment, inability to agree on commercial terms, or other reasons; the science underlying the company’s treatments (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; the company’s ability to obtain regulatory approval or licenses where necessary for its treatments; OvaScience’s ability to develop its treatments on the timelines it expects, if at all; the Company’s ability to commercialize its treatments, on the timelines it expects, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events. It anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing OvaScience’s view as of any date subsequent to the date hereof.

Contacts:

Media and Investor Contact:

OvaScience

Rebecca J. Peterson

(617) 420-8736

rpeterson@ovascience.com

- Financial Tables to Follow –

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of
	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$20,478	$43,224
Short-term investments	89,610	83,438
Prepaid expenses and other current assets	2,651	3,199
Total current assets	112,739	129,861
Property and equipment, net	8,667	8,313
Investment in joint venture	215	—
Restricted cash	439	439
Total assets	$122,060	$138,613
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,218	$3,352
Accrued expenses and other current liabilities	7,589	7,891
Total current liabilities	11,807	11,243
Deferred rent and other non-current liabilities	1,409	520
Total liabilities	13,216	11,763
Total stockholders’ equity	108,844	126,850
Total liabilities and stockholders’ equity	$122,060	$138,613

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenues	$146	$15
Costs and expenses:
Costs of revenues	1,176	35
Research and development	5,955	5,747
Selling, general and administrative	14,454	11,046
Total costs and expenses	21,585	16,828
Loss from operations	(21,439)	(16,813)
Interest income, net	174	44
Other (expense) income, net	(27)	34
Loss from equity method investment	(391)	(471)
Loss before income taxes	(21,683)	(17,206)
Income tax expense	75	—
Net loss	$(21,758)	$(17,206)
Net loss per share—basic and diluted	$(0.80)	$(0.65)
Weighted average number of shares used in net loss per share—basic and diluted	27,301	26,588

###